                                                                    Exhibit 4.01

                  This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

                  Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the "Depository"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


                       SALOMON SMITH BARNEY HOLDINGS INC.
                        6.50% NOTES DUE FEBRUARY 15, 2008

REGISTERED                                                            REGISTERED

                                                          CUSIP: 79549 BGP 6
                                                        ISIN: US79549 BGP 67
                                                      Common Code: 012433581

No. R-0001                                                      $_00,000,000

                  SALOMON SMITH BARNEY HOLDINGS INC., a New York corporation (the "Company", which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $_00,000,000 on February 15, 2008 and to pay interest thereon from and including February 6, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 of each year, commencing August 15, 2001, at the rate of 6.50% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the January 31 or July 31 (whether or not a Business Day) next preceding such Interest Payment Date.

                  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than five days prior to the date of payment of such defaulted interest, notice whereof shall be given to Holders of Notes of this series not less than 15 days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

                  Interest hereon will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

                  If either a date for payment of principal or interest on the Notes or the Maturity of the Notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the Notes or the Maturity of the Notes. For these purposes, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in The City of New York.

                  Payment of the principal of and interest on this Note will be made at the office or agency of the Trustee maintained for that purpose in The City of New York.

                  Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                  Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  February 6, 2001

                                   SALOMON SMITH BARNEY HOLDINGS INC.



                                   By:__________________________________________
                                   Title: Executive Vice President and Treasurer



ATTEST:

By:___________________________
Assistant Secretary

         TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE CHASE MANHATTAN BANK, as Trustee


By:___________________________
       Authorized Officer

                       SALOMON SMITH BARNEY HOLDINGS INC.
                        6.50% Notes due February 15, 2008

                  This Security is one of a duly authorized issue of Debt Securities of the Company (herein called the "Securities"), issued and to be issued under an Indenture dated as of January 18, 1994, as supplemented by the First Supplemental Indenture dated as of November 28, 1997 and the Second Supplemental Indenture dated as of July 1, 1999 (as so supplemented, herein called the "Indenture"), between the Company and The Chase Manhattan Bank (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated as set forth above, limited in aggregate principal amount to $1,000,000,000.

                   If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of all the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

                  The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in Sections 4.01 and 15.02 thereof, which provisions apply to this Security.

                  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

                  No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

                  This Security is a Global Security registered in the name of a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a

Person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Securities in certificated form, this Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

                  The Securities represented by this Global Security are exchangeable for definitive Securities in certificated form of like tenor as such Securities in denominations of $1,000 and integral multiples thereof only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Securities or (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (iii) the Company in its sole discretion decides to allow the Securities to be exchanged for definitive Securities in registered form. Any Securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Securities issuable in authorized denominations and registered in such names as the Depository shall direct. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of definitive Securities in certificated form is registrable in the register maintained by the Company in The City of New York for such purpose, upon surrender of the definitive Security for registration of transfer at the office or agency of the registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar duly executed by, the holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Subject to the foregoing, this Security is not exchangeable, except for a Global Security or Global Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

                  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

                  All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                  The Company will pay additional amounts ("Additional Amounts") to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

                  The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (12) below.

         (1) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

                  (a) having a relationship with the United States as a citizen, resident or otherwise;

                  (b)      having had such a relationship in the past or

                  (c)      being considered as having had such a relationship.

         (2) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

                  (a) being treated as present in or engaged in a trade or business in the United States;

                  (b) being treated as having been present in or engaged in a trade or business in the United States in the past or

                  (c) having or having had a permanent establishment in the United States.

         (3) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

                  (a)      personal holding company;

                  (b)      foreign personal holding company;

                  (c) foreign private foundation or other foreign tax-exempt organization;

                  (d)      passive foreign investment company;

                  (e)      controlled foreign corporation or

                  (f) corporation which has accumulated earnings to avoid United States federal income tax.

         (4) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a Person holding a power over an estate or trust administered by a fiduciary holder.

         (5) Additional Amounts will not be payable to any beneficial owner of a Note that is a:

                  (a)      fiduciary;

                  (b)      partnership;

                  (c)      limited liability company or

                  (d)      other fiscally transparent entity

                  or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

         (6) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

         (7) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by the Company or a paying agent.

         (8) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for by Salomon Smith Barney Holdings, whichever occurs later.

         (9) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for by Salomon Smith Barney Holdings, whichever occurs later.

         (10) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any:

                  (a)      estate tax;

                  (b)      inheritance tax;

                  (c)      gift tax;

                  (d)      sales tax;

                  (e)      excise tax;

                  (f)      transfer tax;

                  (g)      wealth tax;

                  (h)      personal property tax or

                  (i) any similar tax, assessment or other governmental charge.

         (11) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Note if such payment can be made without such withholding by any other paying agent.

         (12) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through
                  (11) above.

         Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of any government.

         As used in this Note, "United States person" means:

         (a)      any individual who is a citizen or resident of the United
                  States;

         (b) any corporation, partnership or other entity created or organized in or under the laws of the United States;

         (c) any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

         (d) any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

         Additionally, "non-United States person" means a Person who is not a United States person, and "United States" means the United States of America, including the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

         Except as provided below, the Notes may not be redeemed prior to maturity.

         (1)      The Company may, at its option, redeem the Notes if:

                  (a) the Company becomes or will become obligated to pay Additional Amounts as described above;

                  (b) the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after January 30, 2001 and

                  (c) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company.

         (2)      The Company may also redeem the Notes, at its option, if:

                  (a) any act is taken by a taxing authority of the United States on or after January 30, 2001, whether or not such act is taken in relation to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

                  (b) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company and

                  (c) the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described under above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

Any redemption of the Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Notes Outstanding plus accrued interest thereon to the date of redemption. Holders shall be given not less than 30 days nor more than 60 days prior notice by the Company of the date fixed for such redemption.

                  All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.